RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

Radient Pharmaceuticals Files 10-K, Announces Fiscal 2010 Year End Results

(TUSTIN, CA) May 25, 2011/Marketwire – Radient Pharmaceuticals Corporation “RPC” or the “Company” (NYSEAMEX:RPC), a developer and global marketer of In Vitro Diagnostic (IVD) cancer tests, today announced the Company has filed its form 10-K for the fiscal year ended December 31, 2010.

The 2010 fiscal year has marked a transition for Radient Pharmaceuticals from being a vertically integrated pharmaceutical company into being a focused developer, manufacturer, and marketer of the Company’s Onko-Sure® IVD cancer test.

In the Company’s continuing effort to narrow its focus and to commit resources to market and distribute the Onko-Sure® IVD cancer test, RPC’s management and Board of Directors have made the difficult decision to write down the investment in Jade Pharmaceuticals, Inc. (JPI) to zero. (Please see the Company’s Form 10-K for additional information).

Management and the Board of Directors made this decision based on factors disclosed in RPC’s Form 10-K. A contributing factor in the decision was the time and human resources necessary to obtain accurate and timely information from JPI in China and the ultimate uncertainty of the Company’s ability to monetize its investment in JPI. These resources can now be reallocated to further develop, market, and commercialize additional applications  of our core product, Onko-Sure®. Despite the write down, RPC, along with JPI’s management, will continue to pursue a plan of action to recover the JPI investment.

Along with the Company’s investment in JPI and for the same strategic reason, RPC’s other pharmaceutical asset, Combined Immunogene Therapy (CIT), has also been written down to zero. As with our investment in JPI, RPC shall continue its efforts towards monetizing the CIT asset.

Revenues (not including the operations of JPI in 2009) for the fiscal year ended December 31, 2010 were up 47% to $231,662 from $158,017 in the prior fiscal year. Revenues were primarily generated from sales of the Company’s Onko-Sure® cancer test kit. Gross profit (not including the operations of JPI in 2009) rose 54% on increased sales volume in the fiscal year ended December 31, 2010 to $185,337, from $120,346 in fiscal 2009. Gross margins increased slightly on higher sales volumes to 80% in fiscal 2010, as compared to 76% in the prior fiscal year. These results do not include operations of JPI in 2009.

Loss from operations (not including the operations of JPI in 2009) for the year ended December 31, 2010 was $(14,104,651), as compared to loss from operations in the prior year of $(6,997,238). $3,733,333, or 26% of the fiscal 2010 loss from operations, was due to a write-off of JPI receivable amount and CIT, which are both non-cash losses.

Net loss (not including the operations of JPI in 2009) for fiscal 2010 was $(85,711,853) or $(2.88) per share. The net loss included  several non-cash items totaling $71,593,589 including: 1) interest expense of $38,485,599; 2) change in fair value of derivative liabilities of $9,366,515; 3) impairment of investment in JPI of $20,500,000; 4) loss on extinguishment of debt of $3,241,475. Net loss for the prior fiscal year (not including the operations of JPI in 2009), ended December 31, 2009 was $(11,052,783).

Going Concern Qualification
RPC’s Annual Report on Form 10‐K included an audit opinion with a "going concern" explanatory paragraph which expresses doubt, based upon current financial resources, as to whether RPC can meet its continuing obligations without access to additional working capital. The Company intends to raise additional capital and pursue expense reductions to ensure its ongoing financial viability. This disclosure is in compliance with the NYSE‐AMEX Company Guide Rule 610(b) requiring a public announcement of the receipt of an audit opinion that contains a going concern qualification and does not reflect any change or amendment to the consolidated financial statements as filed. Further information regarding the going concern qualification is contained in RPC's Annual Report on Form 10‐K for the year ended December 31, 2010.

“Now that we are able to concentrate our efforts and resources on our Onko-Sure® product, our Company is geared to bring Onko-Sure® to market on a larger scale,” stated RPC’s CEO, Mr. Douglas MacLellan. “Our intention is not only to build a diagnostics company that generates compelling financial metrics; we also seek to make a meaningful contribution to the prevention of human suffering and loss of life from cancer.”

Onko‐Sure® has been cleared by the US FDA and the Korean FDA for the monitoring of colorectal cancer treatment and recurrence. Furthermore, Health Canada has approved it for the detection and monitoring of lung cancer treatment and recurrence. Onko-Sure® has received CE Mark approval as a general cancer screen in Europe. It is also approved as a general cancer screen (pan cancer marker) in Taiwan.

There are a total of 14 clinical trials published in peer-reviewed journals on Onko-Sure® (DR-70) in the US, UK, Germany, Chile, Taiwan and China. In 2010 alone, three papers were published regarding clinical trials using this test in the detection of different types of cancers including colorectal cancer and pancreatic cancer. In addition, 44 more papers describing clinical trial results were published in peer-reviewed journals regarding fibrinogen degradation products (FDP), which are up-regulated (or present in higher concentration) in 19 different cancer types. Onko-Sure® works by effectively detecting all five of the different break down fragments of FDP.

The following chart is intended to provide latest information on RPC’s business metrics.

RPC’s Business Metrics
Cash on hand: $2.2million* *Approximate amount as of May 23, 2011
Shares Outstanding: 117 million* *Approximate number as of May 23, 2011 and there are 200 million shares fully authorized.
Outstanding Warrants & Options: 37.82 million* *Approximate number as of May 23, 2011

For additional information on Radient Pharmaceuticals Corporation and its products please visit: www.radient-pharma.com or send an e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at ir@radient-pharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® cancer test kit for colo-rectal cancer treatment and recurrence monitoring. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that will help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward-Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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